                                                                                                                            PRESS RELEASE

INTERNATIONAL SEAWAYS ANNOUNCES CLOSING OF NEW $500 MILLION TERM LOAN AND $50 MILLION REVOLVING CREDIT FACILITY

Successful Refinancing Significantly Extends Maturities, Provides Additional Borrowing Capacity and Enhances Financial Flexibility for Fleet Growth

New York, NY – June 22, 2017 – International Seaways, Inc. (NYSE: INSW) (the "Company" or "INSW"), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today announced it has closed on a new $500 million Term Loan and $50 million Revolving Credit Facility. Proceeds from the Term Loan will be used to refinance the $458 million outstanding balance of the Company's existing Term Loan, and for general corporate purposes, including fleet renewal and growth. The revolver is currently undrawn.  The Term Loan, which contains an accordion feature whereby the loan may be increased up to an additional $50 million subject to certain conditions, will carry an interest rate of LIBOR plus 5.5%. The Term Loan has a final maturity date of June 22, 2022, while the Revolving Credit Facility has a final maturity date of December 22, 2021.

"We are pleased to have successfully completed this refinancing under attractive terms, enabling International Seaways to significantly extend the Company's debt maturities, increase its borrowing capacity and further enhance its financial flexibility," said Lois K. Zabrocky, International Seaways' president and CEO. "With approximately $200 million of total liquidity, we are in a strong position to capitalize on attractive asset values, which are at a low point in the cycle, to further grow our fleet and earnings power. We appreciate the strong support we have received from debt investors, highlighting International Seaways' sizeable contracted cash flows, low breakeven levels, and spot market upside to both the product and crude tanker sectors."

Jefferies Finance LLC and JP Morgan Chase Bank, N.A. served as joint lead arrangers, and UBS Securities LLC served as joint bookrunner for the term loan. DNB Markets Inc., Fearnley Securities AS, Pareto Securities Inc. and Skandinaviska Enskilda Banken AB (Publ) acted as co-managers for the term loan.  Skandinaviska Enskilda Banken AB (Publ) provided the $50 million Revolving Credit Facility.

About International Seaways, Inc.
International Seaways, Inc. (NYSE:INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 55 vessels, including one ULCC, eight VLCCs, eight Aframaxes/LR2s, 12 Panamaxes/LR1s and 20 MR tankers. Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

Forward-Looking Statements
This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company's plans to issue dividends, its prospects, including statements regarding trends in the tanker markets, possibilities of strategic alliances, investments and consolidation, and share repurchases. Forward-looking statements are based on the Company's current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for the Company and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:
David Siever, International Seaways, Inc.
(212) 578-1635
dsiever@intlseas.com